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                                                                    Exhibit 99.1

TOWER AUTOMOTIVE ACQUIRES REMAINING SHARES
OF SEOJIN INDUSTRIAL COMPANY


         NOVI, Michigan - March 1, 2004 - Tower Automotive, Inc. (NYSE: TWR) today announced that it has acquired the remaining shares of Seojin Industrial Company Ltd. of South Korea, and now owns 100 percent of the company.
         Previously, Tower Automotive held a 66 percent equity interest in Seojin, a supplier of frames, modules and structural components to the Korean automotive industry. The acquisition of the remaining shares was related to the settlement of an outstanding note from the minority interest partner and was financed locally in South Korea.
         Seojin, headquartered in Kunpo City, has eight manufacturing facilities and 1,300 employees across South Korea. The company is a major supplier to Hyundai and Kia, two carmakers that have been gaining market share in Europe and the U.S. Seojin had 2003 sales of about USD$300 million, which was fully consolidated in Tower Automotive's 2003 financial statements.
         "This acquisition supports our strategy of expanding our involvement in international markets, and building stronger relationships with global vehicle manufacturers," said Kathleen Ligocki, president and CEO of Tower Automotive. "Seojin is part of our growing presence in Asia, and also offers opportunities for sharing best practices and mutual technology transfer that will benefit our operations worldwide."
         Tower Automotive also has two joint ventures in China - Tower Golden Ring in Changchun and Tower Automotive (WuHu) Company in WuHu - and an interest in Yorozu Corp. in Japan.


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         Tower Automotive Inc., is a global designer and producer of vehicle structural components and assemblies used by every major vehicle manufacturer, including BMW, DaimlerChrysler, Fiat, Ford, General Motors, Honda, Hyundai/Kia, Nissan, Toyota and Volkswagen Group. Products include body structures and assemblies, lower vehicle frames and structures, chassis modules and systems, and suspension components. The company is based in Novi, Michigan. Additional company information is available at www.towerautomotive.com.

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 CONTACTS:
Media Inquiries                                Investor Inquiries
Bev Pierce       616-802-1630                  Dave Tuit       616-802-1591
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This press release contains forward-looking statements relating to future results of the company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, general economic condition in the markets in which Tower operates, and other risks detailed from time to time in the company's Securities and Exchange Commission filings.

                                                                   March 1, 2004